Exhibit 21.1

Subsidiaries of Better Minerals & Aggregates Company

U.S. SILICA COMPANY, a Delaware corporation

BMAC SERVICES CO., INC., a Delaware corporation

BETTER MATERIALS CORPORATION, a Pennsylvania corporation

BMC TRUCKING, INC., a Delaware corporation

CHIPPEWA FARMS CORPORATION, a Pennsylvania corporation

COMMERCIAL AGGREGATES TRANSPORTATION AND SALES, LLC, a Delaware limited liability company

THE FULTON LAND AND TIMBER COMPANY, a Pennsylvania corporation

GEORGE F. PETTINOS, INC., a Delaware corporation

OTTAWA SILICA COMPANY, a Delaware corporation

PENNSYLVANIA GLASS SAND CORPORATION, a Delaware corporation

STONE MATERIALS COMPANY, LLC, a Delaware limited liability company